Exhibit T3A.8

Uimhir 546755
Number **546755**

DEIMHNIÚ CORPRAITHE UM CHOMHSHÓ GO CUIDEACHTA PHRÍOBHÁIDEACH FAOI THEORAINN SCAIREANNA

Certificate of Incorporation On Conversion To A Private Company Limited By Shares

Deimhním leis seo go bhfuil an chuideachta

I hereby certify that

NAC AVIATION 15 LIMITED

a bhí cláraithe roimhe seo mar Chuideachta Teoranta, tar éis a comhshó inniu faoi Acht na gCuideachtaí 2014 ina Cuideachta Phríobháideach faoi Theorainn Scaireanna.

formerly registered as a Limited Company has this day been converted under the Companies Act 2014 to a Private Company Limited By Shares.

Arna thabhairt faoi mo láimh,

Given under my hand,

Luan, an 21ú lá de Samhain, 2016

Monday, the 21st day of November, 2016

thar ceann Chláraitheoir na gCuideachtaí

for Registrar of Companies

Signed By: On Behalf of The Registrar of Companies
Signing Date: Mon, 21 November 2016 19:38:57 GMT
Reason: I certify this document
Location: Dublin, Ireland
Contact Info: digital.certs@cro.ie

cro